NUMBER

SHARES

LOUNSBERRY HOLDINGS III, INC.

TOTAL AUTHORIZED ISSUE 100,000,000 SHARES

See Reverse for Certain Definitions

90,000,000 SHARES PAR VALUE $.0001 EACH
COMMON STOCK

10,000,000 SHARES PAR VALUE $.0001 EACH
PREFERRED STOCK

SPECIMEN

This is to Certify that ______________________ is the owner of

FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK OF
LOUNSBERRY HOLDINGS III, INC.

transferable on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

Witness, *the seal of the Corporation and the signatures of its duly authorized officers.*

Dated

SECRETARY

PRESIDENT